SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SALOMON BROTHERS MUNICIPAL PARTNERS FUND INC.

(Name of Registrant as Specified in Its Charter)

Karpus Management, Inc. d/b/a/ Karpus Investment Management

  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KARPUS INVESTMENT MANAGEMENT
183 SULLY’S TRAIL
PITTSFORD, NEW YORK 14534
(585) 586-4680
for
Salomon Brothers Municipal Partners Fund Inc.

Dear Fellow Shareholder:

Once again Citigroup and Salomon Brothers Asset Management have failed to gather the necessary shareholder approval to complete the transfer of our Fund to Legg Mason.

Why does this keep happening? Can’t the Board of Directors realize that they do not have sufficient shareholder support? If the Board cannot respect the viewpoints of shareholders now, who will look out for the Fund holders after the transfer?

Karpus Investment Management believes that the Board of Directors should enhance the economic well-being of all shareholders before we agree to a transfer. The original prospectus talks about this enhancement in terms of open-ending the Fund. Management does not want to discuss this because it will mean a loss in revenue. The Board does not want to discuss this because it will decrease their income. We have invested a lot of time and money trying to benefit all shareholders and we will not go away quietly!

We will constantly be at the heels of the Board until they honor the terms of the original prospectus of the Fund and take whatever steps necessary to actively manage the Fund’s discount, including open-ending the Fund. We will nominate independent Directors to the Board for election by the shareholders. We will work tirelessly for the economic enhancement of all shareholders. The Board of Directors must recognize and act upon its duty to maximize shareholder value. Karpus Investment Management believes that promises made in a prospectus must be upheld and a Board that does not keep these promises is a Board that does not deserve the shareholders’ trust and does not deserve your support.

As of November 29, 2005, the Net Asset Value of one share of our Fund was $14.81 (based on the value of the portfolio’s assets minus liabilities and divided by the number of shares outstanding). However, the closing trade price, the amount you would approximately receive if you chose to sell your shares, was only $13.88. If we are successful, we would receive the actual value of our shares, the shares’ Net Asset Value. This $0.93 per share discrepancy represents a 6.7% gain and equates to more than one year’s income that you presently receive from the Fund. Force the Fund to discharge their fiduciary duties by returning the Fund’s trapped value to its shareholders. If we are not successful your shares may DECREASE in value by 4% or more!

WE NEED YOUR SUPPORT! IF YOU HAVE NOT TAKEN THE TIME TO VOTE THE GREEN CARD, PLEASE VOTE TODAY! THE GREEN CARD TELLS MANAGEMENT THAT WE WANT OUR INVESTMENT RECOGNIZED!

TIME IS IMPORTANT. DO NOT COUNT ON THE MAIL TO DELIVER YOUR VOTE IN A TIMELY MANNER. IF YOU HAVE YET TO VOTE THE GREEN CARD TO ENSURE THAT YOUR VOTE IS COUNTED VOTE VIA THE INTERNET AT WWW.PROXYVOTE.COM OR YOU CAN VOTE ON THE AUTOMATED PROXY TELEPHONE LINE AT 1-800-454-8683.

KARPUS AND ANY “PARTICIPANTS” (AS SUCH TERM IS DEFINED IN THE RULES AND REGULATIONS PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934) IN THE STOCKHOLDER PROXY SOLICITATION BY KARPUS MAY AT ITS DISCRETION NOT SUBMIT SOLICITED VOTES HERETOFORE OBTAINED OR HEREAFTER RECEIVED IN CONNECTION WITH THE SPECIAL MEETING, IF WE DEEM IT TO BE TO THE BENEFIT OF SHAREHOLDERS TO DO SO. The intent of our reserving the right not to submit the proxies is to enable us to prevent establishment of a quorum. If a quorum is established, KIM will vote all proxies in accordance with the shareholder’s instruction.